Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Current Report on Form 8-K/A of Prospect Medical Holdings, Inc. dated March 31, 2008, of our report dated May 22, 2007, except for the restatement as described in Note 1 under “Restatement of Financial Results” which is as of  March 31, 2008, related to the consolidated financial statements of Alta Healthcare System, Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and incorporated by reference in Registration Statements No. 333-128700 and No. 333-137496 of Prospect Medical Holdings, Inc. on Forms S-8 and S-3, respectively.

/s/ MOSS ADAMS LLP

Irvine, California
March 31, 2008